Exhibit 99.1

LOGO	PLANT PHOTO	EXPANSION IS UNDERWAY LOGO

NEWSLETTER		Volume 10- February 2007

Board News/Bill Herrmann — President

In short, 2006 was an excellent year for UWGP. We produced in excess of 51 million gallons of ethanol in our 40 mgy nameplate plant. This was the result of a superior job done by employees and management. While the normal conversion rate is 2.8 gallons per bushel, UWGP achieved in excess of 2.87 average for the year, processing nearly 17.9 million bushels of corn.

Likewise, our profits for 2006 were outstanding. This was due to a combination of conversion rate, low corn prices and high ethanol prices. As exceptional as 2006 was, it would be unrealistic to expect the same for 2007, but we are off to a good start.  Although somewhat lower than their peak in July of 2006, ethanol prices remain good, natural gas prices have come down and we have a sound risk management plan in place.

We have started phase I of our expansion, which will further improve our conversion rate and give us a capacity of 60 million gallons. We also will be expanding our shipping/receiving area to improve customer service.  We are continuing to evaluate degerming and backend plant upgrades as we move toward our goal of 80 mgy.

We are pleased to have been able to distribute $700 per membership unit for 2006, and continue to explore ways to increase our profitability, enhance unit value and grow your investment in the ethanol industry.

Dan Wegner - Commodities Manager	PHOTO

Hello everyone, I thought this quarter I would talk a little bit about our dry distiller’s grain (DDGS).  The ethanol industry is expanding very rapidly, and as each of these plants is built and begins production, additional tonnage of DDGS is made available to the market place.  The legitimate concern is what will the ethanol industry do with all this DDGS?  It is estimated that over 12 million metric tons of distiller’s grain will be produced this year and the production will continue to grow to 17 million metric tons next year.  Currently the supply and demand are relatively balanced for DDGS, due in part to a rapidly growing export demand base.  Exports of DDGS have grown from 526,000 metric tons in 1996 to 1,260,000 metric tons in 2006.  Taiwan for example annually imports 200,000 metric tons of DDGS, and has plans to double their imports of DDGS in 2008.

UWGP currently exports over 30% of our DDGS production.  Product is being shipped in several different forms such as railroad hopper cars destined for Mexico, or various truck loads that carry DDGS that eventually end up in Asia.  One very popular means for transportation is the container freight.  The US currently imports considerably more merchandise from Asia than we export.  This creates an imbalance of 20 and 40 foot containers arriving and departing our country, and provides reduced transportation costs for shipping product overseas.  The grain industry has been taking advantage of this situation for several years; recently the ethanol industry has also joined in utilizing this freight advantage.   I find it interesting to discover that corn produced locally can be processed in a way that fuel can be extracted, and the byproduct is then utilized in other countries.  Taiwan, Japan, Indonesia, and Thailand are just a few examples of countries currently feeding UWGP product. Continued on Page 2

Jeff Robertson — CEO	PHOTO	Dave Kelsall and Jeff Robertson

We had a great quarter at UWGP to end 2006.  It was the most profitable quarter yet for the business and we fairly sailed through the normal fall and winter challenges that all ethanol plants face each year.  I refer to bacteria and cold weather events which are prevalent issues for the industry at this time of the year.  So how did we do?  We produced at an annual rate of 55 million gallons during the fourth quarter and we have carried on at the same pace through January 2007.  We set new production records in three of the past four months!  We generated $12.2 million net income on sales of 13.7 million gallons of ethanol and 39,000 tons of distilled grains.

We did not sacrifice any production efficiency during this time.  In fact we also set record production yields in December and in January.  We produced 2.95 gallons of ethanol from each bushel of corn we ground.  As you have heard before, the industry average is 2.80.   Truly this is a great accomplishment, and a profitable one.  The additional gallons are produced without added costs because the inputs are all the same.  The sale of these “bonus” gallons put an additional $500,000 on our bottom line in December and again in January.  A recent benchmarking report of 22 plants lists UWGP as the #1 plant with the conversion rate of 2.95 gallons per bushel.

Obviously we are very pleased with our performance, but we had help from a personal friend and long time industry member, Mr. David Kelsall.  Dave is a master brewer from England.  He and his family came to the U.S. 20 years ago, lured here by the opportunity of the fledgling ethanol industry.  Dave has made many significant contributions to the industry as a consultant, mentor, teacher, and researcher as he has applied his brewing skills to the ethanol industry.  Dave represents Ethanol Technology, and works out of his home in La Crosse, WI.  They provide us with yeast and yeast food among other products.  Dave and I adopted a production goal of 150,000 gallons a day of undenatured ethanol back in January 2006.  Since then Dave and his associate Joe Sande have been coming to the plant every Monday morning rain or shine to review our fermentation results, discuss issues, and recommend operational and procedural adjustments for the week ahead.   We’ve steadily increased fermentation yield and reduced batch time.  During the past year we have gone from a very respectable 48,000,000 gallons and 2.83 gallons per bushel, to 55,000,000 gallons and 2.95 gallon yield.  We are among the very best performing plants in the country.

There has been a fair amount of concern in the industry lately over the rapid expansion of production.  But if you look carefully at the expansion of the market for ethanol and refining capacity in the U.S. versus gasoline demand, you will see that the refining industry is not keeping up with demand and that ethanol is making up the difference.  In other words, ethanol is beginning to be used to extend the gas supply, which has been a secondary use of our product until recently.  Better yet, independent retail chains are getting greater access to ethanol and are using it to increase their profits.  Recently, Marathon has begun to aggressively promote ethanol in Florida.  If successful, and there is no serious obstacle to the adoption of ethanol in Florida, just a 2.5% share of the fuel market is 285 million gallons of new demand for ethanol.  It is hard to predict the future too far ahead, but from my perspective, the next three years looks to be every bit as promising as the past two have been profitable.

On another note, we are very proud that UWGP has been nominated for the Wisconsin Manufacturer of the Year, Small Business Award, after winning the Columbia County Manufacturer of the Year Award.

United Wisconsin Grain Producers

Matt Cole —Safety & Environmental Manager	PHOTO	Bill Rosselot and Matt Cole

For those who do not know, we received our construction air permit in mid-December and have been under construction ever since.  We have the fermenter foundations poured and the footings and frost wall for the slurry building poured also.  The fermenters have all been backfilled and compacted also.  When completed, the two new fermenters will be identical to the current ones in size.  We will also be adding two new liquefaction tanks in this phase.  This first six weeks of construction have been very efficient and safe.  The mild December and first half of January allowed us to get off to a very good start.  However, we all knew that Jack Frost would come eventually.  The cold weather should not slow our progress.   We have also started to receive some of the equipment that will be required, like pumps, strainers, and hammermill.  Installation will not be too far off.  Over the next two months the activity on site will increase almost exponentially.  The tank builders will be on site soon to start building the fermenters and other process tanks.  The structural steel for the building additions will be going up in the coming weeks also.   After that, the piping and mechanical contractor and the electrical contractor can come in and get started on their scope of the project.  All of this takes a tremendous amount of coordination and communication to get construction complete in a timely and safe manner.  Once this first phase is complete, we will have added additional “cook” capacity, which will allow us to fully utilize the distillation system of the existing plant.  We hope our progress continues through the year with the efficiency and safety with which we have started.

In the next few months, we also plan to add an additional lane for outbound DDGS only.  This lane will be for both rail and truck.  This will allow us to utilize both of the corn receiving pits at all times.  It will also utilize an overhead bulk weighing system for the outbound DDGS.  This part of the project will allow us to move trucks and rail cars through the facility more efficiently.  The upcoming changes will make this plant more efficient in many areas.  Obviously we a trying to make the plant itself more efficient but moving the trucks through here faster is a priority also.

There is a lot of work to get done in the coming months from everyone here.  The bulk of the work is just beginning and many people will be involved.  From each UWGP employee to all the contractors, we will all be working together to make sure this project proceeds with the quality we all expect. The next few months will be an exciting and busy time for everyone here at the plant.

Jennifer Ebert — Quality Assurance	PHOTO	Jenny Ebert, Justin Kahler and Karen Plath

Last quarter Eric discussed our battle with bacteria contamination and how it appears to be more prevalent at harvest.  In January we had the pleasure of having one of our vendors bring in their fluorescence microscope for us to use for a few days.  This microscopy technique allowed us to actually view the bacteria present in our system.  The captured picture showed how the bacteria cells present in the corn mash attached themselves to dying yeast cells and used the dying yeast cells as a food source.  The vendor mentioned several times in the visit how clean our plant was and how few bacteria cells he saw in each sample.  The vendor’s also commended us on our aggressive proactive response to trends observed in our acid levels during fermentation.

We aren’t able to instantaneously view the bacterial colony through a fluorescence microscope on a routine basis but as Eric mentioned in the previous newsletter and as alluded to by the vendor we do have alternative ways of monitoring our process lines.  One of our first lines of defense is our fermentor samples which are taken every 7 to 8 hours and run on our HPLC (High Pressure Liquid Chromatography) system.  This instrument gives us a break down of how our enzymes are converting starch into smaller sugars, how our yeast are doing consuming those smaller sugars, where our ethanol levels are at, and whether our acid levels are remaining constant or raising.  As you may recall the acid levels are a byproduct from the bacteria present in our corn mash, so by trending these results we can keep a closer eye on whether we are maintaining normal levels or on the verge of a bacterial contamination.

Should we see a significant increase in our acid results during fermentation our second line of defense is to investigate the entire process.  We start by collecting mash samples throughout the cook process and slowly work down the process lines to the fermentors.  The samples are tested in our HPLC as a time zero; then they are kept at room temperature to allow the bacteria to grow.  After 24 hours the sample is retested and the 24 hour acid results from the HPLC are compared to the time zero acid result, which gives us the growth potential at a given point in the process.  If we notice a significant growth potential, we explore that area of the process looking at the incoming products, tanks, leaks in process valves, dead lags in process lines, or product build up which may have allowed bacteria to flourish in a given area.  We eliminate the suspect areas in the process lines by making necessary corrections, which may include replacing valves, removing dead legs, running additional cleaning procedures, or changing our current cleaning procedures.  Once we’ve made a correction, a new sample is pulled and the new growth potential is determined.

It takes quite a bit of teamwork exploring, testing, and correcting, but with each experience, we have new discoveries and it’s a great opportunity for everyone to take a part in ensuring we meet or exceed our goal of a high production yield.

Dan Wegner  — Commodities Manager (Continued)

UWGP is considered a “new generation” ethanol plant and produces a very nice golden colored product, which is preferred by the vast majority of the buyers in the market place.  We also have established a good reputation for providing a consistent high quality product, which is important to all customers, especially overseas.  Product often varies from plant to plant, and sometimes it even varies within our own plant.  The process of fermentation is biological, meaning it involves living organisms which can be affected by numerous factors causing varying degrees of stress on the process, any of which can alter the final DDGS product.  To date, our plant has been running very consistent with excellent fermentation conversions, resulting in feed products that perpetually are high quality.   This is a key factor to maintaining customer satisfaction and driving sales growth in the export markets.

At this point you might be asking yourself, “what about all these additional tons of DDGS that will be on the market in the coming years, will we be able to utilize them or will the market collapse?”  I can not answer that question, but I can tell you that technology is currently working on alternatives to the traditional DDGS byproducts.   Gasification is a technology that will burn the whole stillage creating energy that could be used in variety of ways from generating electricity to manufacturing a fuel called Ecalene.  A number of other firms are commercializing a process of bacterial digestion of the whole stillage, by which a methane gas is produced, and can be used by the ethanol plant to either replace their natural gas usage, or can be used to fuel turbines and generate electricity.    Both of these technologies appear to be viable alternatives once perfected, and could be the ultimate solution to this question of “What will we do with all this DDGS?”  In all likelihood, it might be converted to energy before it has the chance to be DDGS or feed, and will be driven by project economics for each individual ethanol plant.

Barb Bontrager – CFO	PHOTO	Winners of the “Employee Chili Cookoff” 1st Place - Dan Yelk 2nd Place - Barb Bontrager

Our fourth quarter of 2006 was another outstanding quarter with a net income of $12.2 million, giving us $40 million for the year of 2006. The average net back for ethanol for the quarter was $1.88 – with October being $1.72, November $1.915 and December $2.025.  Our cost of production net of distiller grain revenue which we recorded for the quarter, was down significantly at $0.91 per gallon. Because of our risk management program and more specifically our commodities manager, Dan Wegner, we booked a noteworthy hedging gain in the quarter (we don’t call him the “Brain in the Basement” for nothingJ).  Without boring you with the details of hedge accounting, basically any open positions we have on the Chicago Board of Trade are valued at the market close at the end of the quarter.  Therefore, with the substantial rise in corn markets during the quarter we realized a significant gain on those contracts.

Our year end SEC report (10KSB) will be filed by March 15, 2007 and will be available from our website www.uwgp.com à  Click on Financial Information à  Click on the large green button “click here” à  on the next page, click on the [html] link in red to the left of the report you want to view.  The most recent filing is on top with the “10QSB” being our quarterly reports and the “10KSB” our annual reports.  Once again, these reports are great way to learn more about UWGP and the ethanol industry.

By the time you are reading this newsletter you will have received your distribution checks and your K-1 forms.  If anyone has not, please give us a call and we’ll follow up on it.

For those of you who actually read these newsletters each time, I apologize for repeating myself but I do want to touch on the tax implications of your investment in UWGP again in hopes of providing answers to some questions which tend to surface at this time of year when people are looking at their K-1 forms.  Your K-1 form allocates to you your portion of UWGP taxable income as well as your portion of tax credits/deductions based on your ownership percentage. Although you will see the cash distributions noted on the K-1 form, you are not taxed on your cash distributions that you receive from UWGP.  One of the reasons for selecting a LLC (taxed as a partnership) entity structure as opposed to a corporation is to avoid being taxed at the entity level and again at the investor level when taxed on the dividends. The LLC (partnership) does not pay any tax.  The income flows through to the investors on the K-1 form and each member incorporates that into their individual tax return and the cash distributions are non-taxable income.    For those of you buying/selling membership units throughout the year, your portion of taxable income and credits/deductions is prorated between buyer/seller based on the number of months of the year you own the investment.  Therefore, if the effective date of the transfer is April 1 then the seller will be allocated 3/12 and the buyer 9/12 of the amounts.  There have also been questions regarding the Small Ethanol Producer Tax Credit which is in Box 15 of your Federal K-1 form.  The credit is 10 cents per gallon on the first 15 million gallons of production for ethanol producers with less than 60 million gallons per year capacity. Thus a $1.5 million credit for UWGP investors in total.  There is also a Domestic Production Activities Deduction which may benefit some of you.  Unfortunately, one of the drawbacks to the “partnership” structure is that it adds complexity to the preparation of your tax returns.  If you are not already having a professional tax preparer tackle this for you, you may want to consider it to make sure you are taking advantage of the credits/deductions available to you.

Past four quarters for UWGP generated $40 million in net earnings on sales of 50.7 million gallons of ethanol

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

PHOTO	UWGP LOGO	United Wisconsin Grain Producers LLC Post Office Box 247 Friesland, Wisconsin 53935
Just Some of the Folks on the UWGP Team	Phone: 920-348-5016 Fax: 920-348-5009 Web: www.uwgp.com

United Wisconsin Grain Producers     [GRAPHIC]

Ethanol News

We are bullish on the outlook for ethanol prices for 2007.  We see very promising outcomes from a couple of trends, one new and one increasing in amplitude.  First is a new emergence of refinery assets reportedly being put on the sales block.  These are smaller refineries, which are being sold by the biggest firms as they switch to a strategy of maximizing production efficiencies around their largest facilities.  The reason we like this trend is that we see in the list of potential refinery buyers, firms and investors likely to pursue market share improvements as a means to make their investments pay.  A very likely way for this to be accomplished is by blending fuel stocks with ethanol to increase the volume of product.

The second trend, which seems to be accelerating, is the use of ethanol in conventional unleaded gasoline.  This has been taking place for the most part by the adoption of ethanol blends by independent retailers for the purpose of improving margins.  A portion of the $0.51 tax credit is left in the hands of the retailer and this allows them to be more profitable.  The acceleration in this trend is evidenced by the adoption of the same strategy by at least one of the major refiners.  Marathon is offering supply contracts for ethanol blended fuel in the southeast, primarily Florida, with a guarantee of a price $0.02 below the price of regular unleaded.  Their goal is market share, one must presume, and also to capitalize on increased profits of the ethanol trade, again from the $0.51 tax credit.

The growth in this non-oxygenate market has grown quietly but steadily outpacing the oxygenate market growth rate for ethanol since early 2005.  Recently we are seeing an acceleration of this penetration of the market place by ethanol.

Other good news is that the seasonal dip in fuel and ethanol prices during the winter months was shallow this year and we are once again climbing in value in most markets.